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                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Genentech, Inc., which is made a part of Amendment No. 2 to the Registration Statement (Form S-4, No. 33-59949) and related Prospectus of Genentech, Inc., for the registration of 61,868,803 shares of its Special Common Stock and to the incorporation by reference therein of our reports dated January 17, 1995, with respect to the consolidated financial statements of Genentech, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                   ERNST & YOUNG LLP


San Jose, California
September 18, 1995